                                                                   EXHIBIT 10-CN


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            AMENDED AND RESTATED SECURED REVOLVING CREDIT AGREEMENT


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                                    BETWEEN




             THE COLUMBIA GAS SYSTEM, INC., A DEBTOR IN POSSESSION,



                                      AND


                                 CHEMICAL BANK





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                         DATED AS OF SEPTEMBER 15, 1994


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                              TABLE OF CONTENTS

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ARTICLE I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   Section 1.1  Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   Section 1.2  Accounting Terms and Determinations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Section 1.3  Other Definitional Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE II.  AMOUNT AND TERMS OF COMMITMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Section 2.1  Commitment of the Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   Section 2.2  Agreement to Repay Letter of Credit Drawings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   Section 2.3  Commitment Fee; Letter of Credit Fee; Other
                 Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   Section 2.4  Optional Termination or Reduction of Commitment   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   Section 2.5  Requirements of Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 2.6  Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 2.7  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   Section 2.8  Priority and Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   Section 2.9  Right of Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   Section 2.10  Rating Downgrade; Alternative Fronting Banks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE III.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   Section 3.1  Conditions Precedent to Effectiveness of
                 Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   Section 3.2  Conditions Precedent to Each Letter of Credit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19


ARTICLE IV.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 4.1  Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 4.2  Due Execution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 4.3  Effectiveness of Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Section 4.4  Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Section 4.5  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Section 4.6  Security Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Section 4.7  Not an Investment Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Section 4.8  No Conflicting Requirements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Section 4.9  No Defenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE V.  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   Section 5.1  Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   Section 5.2  Maintenance of Property; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Section 5.3  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Section 5.4  Inspection of Property; Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Section 5.5  Chapter 11 Case   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Section 5.6  Corporate Existence; No Change in Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Section 5.7  Further Assurances; Security Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Section 5.8  Chapter 11 Claims and Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VI.  EVENTS OF DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26





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ARTICLE VII.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Section 7.1  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Section 7.2  No Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   Section 7.3  Expenses; Documentary Taxes; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   Section 7.4  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   Section 7.5  NEW YORK LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Section 7.6  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Section 7.7  WAIVER OF TRIAL BY JURY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Section 7.8  Effectiveness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Section 7.9  Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


EXHIBITS

                Exhibit A Form of Security Agreement
                Exhibit B Form of Letter of Credit Request





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
                                                                   EXHIBIT 10-CN

            AMENDED AND RESTATED SECURED REVOLVING CREDIT AGREEMENT
                         DATED AS OF SEPTEMBER 15, 1994


                 AMENDED AND RESTATED SECURED REVOLVING CREDIT AGREEMENT, dated as of September 15, 1994, between THE COLUMBIA GAS SYSTEM, INC., a Delaware corporation (the "Company"), a debtor-in-possession in proceedings under Chapter 11 of the Bankruptcy Code, and CHEMICAL BANK, a New York banking corporation (the "Bank", including its successors by merger or otherwise).


                             INTRODUCTORY STATEMENT

                 On July 31, 1991 (the "Filing Date") the Company and its wholly-owned Subsidiary, Columbia Gas Transmission Corporation ("TCO"), filed petitions with the United States Bankruptcy Court for the District of Delaware, initiating proceedings in reorganization under Chapter 11 of Title 11 of the United States Code.

                 Pursuant to the Secured Revolving Credit Agreement, dated as of September 23, 1991 (as heretofore amended, supplemented or otherwise modified, the "Original Agreement"), among the Company, the banks from time to time parties thereto, and the Bank, as agent for such banks, a senior secured revolving credit facility in an aggregate principal amount of up to $275,000,000 was provided by such banks to the Company for the making of revolving credit loans and for the issuance of Letters of Credit for the benefit of various insurance companies, state agencies and other entities.

                 Upon request of the Company, the Banks party to the Original Agreement have reduced their aggregate commitments under the Original Agreement to $100,000,000.

                 To provide security for the obligations of the Company under the Original Agreement, the Company provided to the Bank, as agent, certain Liens on certain property of the Company (as more fully described in the Original Security Agreement referred to herein) and an allowed administrative expense claim in the Chapter 11 Case pursuant to Section 364(c)(1) of the Bankruptcy Code having priority, subject to a Carve-Out (as herein defined), over all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code.

                 In order to reduce certain fees currently payable under the Original Agreement, the Company has requested that the Bank and the other banks party to the Original Agreement agree to amend the Original Agreement to eliminate the commitments of all banks party thereto other than the Bank, to release the Liens on certain collateral under the Original Security Agreement and to provide that the Commitment of the Bank shall be $25,000,000 and shall be available only for the issuance of Letters of Credit from time to time.

                 Subject to the terms and conditions set forth herein, the Bank is willing to agree to the Company's request.

                 NOW THEREFORE, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety as follows:


ARTICLE I.  DEFINITIONS

                 SECTION 1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

                 "Agreement" means this Amended and Restated Secured Revolving Credit Agreement, as it may be amended, modified or supplemented from time to time.

                 "Alternate Base Rate" for any day, means a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof:
         "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chemical Bank in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Bank from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-

         Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

                 "Bank" has the meaning set forth in the preamble to this Agreement.

                 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978 as heretofore and hereafter amended and codified as 11 U.S.C. Section 101 et seq.

                 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Case.

                 "Board" means the Board of Governors of the Federal Reserve System of the United States.

                 "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

                 "Carve-Out" has the meaning set forth in Section 2.8(a).

                 "Cash Collateral Account" has the meaning set forth in the Security Agreement.

                 "C/D Assessment Rate" means, for any day, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by the Bank to be payable on such day to the Federal Deposit Insurance Corporation or any successor thereof for its insuring Dollar time deposits at offices of the Bank in the United States.

                 "C/D Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion Dollars, in respect of new non-personal time deposits in Dollars in New York City having maturities of three months.

                 "Chapter 11 Case" means the case of the Company administered under Case No. 91-803 in the Bankruptcy Court.

                 "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

                 "Collateral" means the property of the Company, tangible and intangible, and the proceeds thereof subject from time to time to the Liens created by the Final Order and the Security Agreement.

                 "Commitment" means the commitment of the Bank to issue or participate in Letters of Credit having an aggregate face amount at any time outstanding not in excess of the lesser of (a) $25,000,000, (b) the amount of the commitment approved by the Bankruptcy Court in the Final Order and (c) the amount of the commitment approved by the Securities and Exchange Commission in the SEC Order.

                 "Company" has the meaning set forth in the preamble of this Agreement.

                 "Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                 "Dollars" or "$" means dollars in lawful currency of the United States of America.

                 "Effective Date" has the meaning set forth in Section 3.1.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Event of Default" has the meaning set forth in Article VI.

                 "Filing Date" has the meaning set forth in the Introductory Statement to this Agreement.

                 "Final Order" means the order entered by the Bankruptcy Court on August 16, 1994 in the Chapter 11 Case approving this Agreement.

                 "Fronting Bank", with respect to any Letter of Credit, means the financial institution issuing such Letter of Credit. The Fronting Bank with respect to Letters of Credit issued hereunder shall be the Bank or, at the election of the Company, in the case of any Letter of Credit issued during a Rating Downgrade Period, an alternative financial institution designated to act in such capacity in accordance with Section 2.10.

                 "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "L/C Coverage Requirement" means, at any time, with respect to each Letter of Credit, an amount equal to 105% of the Stated Amount of such Letter of Credit.

                 "Letter of Credit" means an irrevocable standby letter of Credit issued by the Bank pursuant to the Original Agreement or by a Fronting Bank pursuant hereto under which the Bank or Fronting Bank, as the case may be, agrees to make payments in

         Dollars for the account of the Company or the joint and several account of the Company and any Subsidiary (other than TCO), in respect of obligations of the Company or any Subsidiary (other than TCO).

                 "Letter of Credit Fee" has the meaning set forth in Section 2.3(b).

                 "Letter of Credit Outstandings" means, at any time, without duplication, the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings.

                 "Letter of Credit Request" has the meaning set forth in
         Section 2.1(c).

                 "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary of the Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                 "Material Adverse Effect" means a material adverse effect on
         (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries (other than TCO) taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or the Security Agreement or (c) the validity or enforceability of this Agreement or the Security Agreement or the rights or remedies of the Bank or any Fronting Bank hereunder or thereunder.

                 "Maturity Date" means December 31, 1995, or such later date as may be from time to time agreed by the Company and the Bank.

                 "Obligations" means the reimbursement obligations in respect of Letters of Credit, and all other monetary obligations of the Company to the Bank or any Fronting Bank under this Agreement and the Security Agreement.

                 "Original Agreement" has the meaning set forth in the Introductory Statement to this Agreement.

                 "Original Security Agreement" means the security agreement, dated as of September 23, 1991, between the Company and the Bank, as agent under the Original Agreement.

                 "Permitted Liens" means:

                          (a) Liens for Post-Petition taxes, assessments,
                 governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the appropriate Subsidiary, as the case may be, in accordance with generally accepted accounting principles; and

                          (b) statutory Liens of landlords and carriers',
                 warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue or which are being contested in good faith and by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Bank in any of the Collateral or interfere with the ordinary conduct of the business of the Company or any Subsidiary (other than TCO).

                 "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                 "Post-Petition" means and refers to any time on or after the Filing Date.

                 "Pre-Petition" means and refers to any time prior to the Filing Date.

                 "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

                 "Rating Downgrade" means any date on which the Bank's long-term indebtedness rating is reduced below either A- by Standard & Poor's Rating Group ("S&P") or A3 by Moody's Investors Service, Inc. ("Moody's").

                 "Rating Downgrade Period" means any period commencing on the date of the occurrence of a Rating Downgrade and ending on the first date thereafter on which the Bank's long-term indebtedness ratings are restored to at least A- by S&P and A3 by Moody's.

                 "Requirement of Law" as to any Person, means the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 "Responsible Officer" means the chief executive officer or the president of the Company or, with respect to financial matters, the chief financial officer, the treasurer or the controller of the Company.

                 "SEC Order" has the meaning set forth in Section 3.1(d).

                 "Security Agreement" means the Amended and Restated Security Agreement, dated as of the date hereof, between the Bank and the Company, in substantially the form of Exhibit A hereto, as the same may be from time to time amended, supplemented or otherwise modified.

                 "Stated Amount" means, with respect to each Letter of Credit, the remaining maximum amount available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

                 "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, a reference to a Subsidiary is a reference to a Subsidiary of the Company.

                 "TCO" has the meaning set forth in the Introductory Statement.

                 "Termination Date" shall mean the earliest of (a) the Maturity Date, (b) the substantial consummation (as such term is defined in Section 1101(2) of the Bankruptcy Code) of a plan of reorganization of the Company in the Chapter 11 Case and (c) the date upon which the Final Order shall be amended or modified (other than to correct non-substantive errors) without the written consent of the Bank, unless such amendment or modification is as a result of an amendment, waiver or modification of this Agreement or the Security Agreement approved by the Bank.

                 "UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York.

                 "Unpaid Drawing" has the meaning set forth in Section 2.2(a).

                 "Wholly Owned" means any Subsidiary of a Person all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person.

                 SECTION 1.2 ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its consolidated Subsidiaries delivered pursuant hereto.

                 The parties hereto agree, however, that in the event that any change in accounting principles from those used in the preparation of the most recent financial statements of the Company and its consolidated Subsidiaries delivered to the Bank on or prior to the date hereof pursuant to the terms of this Agreement is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or Accounting Principles Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and results in any change in the method of calculation of financial covenants, standards or terms found in this Agreement, such financial covenants, standards or terms (other than in respect of financial statements to be delivered hereunder) shall be computed without giving effect to such change in accounting principles.

                 SECTION 1.3 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Security Agreement or any certificate or other document made or delivered pursuant hereto or thereto.

                 (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection and Exhibit references are to this Agreement unless otherwise specified.

                 (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


ARTICLE II.  AMOUNT AND TERMS OF COMMITMENT

                 SECTION 2.1 COMMITMENT OF THE BANK. (a) From and including the Effective Date to but excluding the Termination Date, the Bank agrees, on the terms and conditions set forth in this Agreement, that it will from time to time, following receipt of a Letter of Credit Request delivered in accordance with Section 2.1(c) below, issue, for the account of the Company or the joint and several accounts of the Company and any Subsidiary (other than TCO), and in support of obligations of the Company or any Subsidiary (other than TCO), one or more Letters of Credit in such form and for such purposes as are customary for, or may otherwise be approved in the sole discretion of, the Bank; provided, however, that no such Letter of Credit shall be so issued if:

                 (i) at the time of such issuance, any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Bank from issuing such Letter of Credit or any Requirement of Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Bank is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect to the Bank as of the date hereof and which the Bank in good faith deems material to it;

                 (ii) after giving effect to any such issuance, the Letter of Credit Outstandings would exceed the Commitment;

                 (iii) in the case of a Letter of Credit to be issued in support of obligations of a Subsidiary, at the time of such issuance, the Company shall have failed to receive from such Subsidiary, an agreement, in form and substance satisfactory to the Bank, pursuant to which such Subsidiary agrees to reimburse the Borrower for the amount of all drawings under the Letter of Credit, plus all interest and fees in respect thereof; or

                 (iv) the Letter of Credit would have an expiration date subsequent to the Maturity Date.

                 Each Letter of Credit Request and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 400 and, to the extent not inconsistent therewith, the laws of the State of New York and shall provide for the fees set forth in Section 2.3 hereof.

                 (b) If on the Termination Date any Letter of Credit shall be outstanding, then, upon request of the Bank, the Company shall use its reasonable best efforts to immediately cause all such outstanding Letters of Credit to be returned undrawn to the Bank.

                 (c) Whenever the Company wishes a Letter of Credit to be issued, it shall give the Bank at least two Business Days' prior request therefor. Each such request shall include the information required by Exhibit B and such other information as the Bank shall reasonably request and shall be either (i) in writing and executed by the Company or (ii) transmitted by the Company to the Bank over a secure electronic data transmission system maintained for such purpose by the Bank (such request, a "Letter of Credit Request").

                 (d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Company that such

Letter of Credit will be issued in accordance with, and will not violate the requirements of, Section 2.1 and that each of the applicable conditions specified in Article III has been satisfied.

                 SECTION 2.2      AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS.
(a) The Company agrees to reimburse the Bank, for the account of the applicable Fronting Bank, on each date on which the Bank notifies the Company of the date and amount of a draft presented under any Letter of Credit and paid by the Fronting Bank with respect thereto or otherwise paid in accordance with the terms of the Letter of Credit Request relating thereto, for the amount of
(i) such draft so paid and (ii) any customary administrative and out-of-pocket taxes, fees, charges or other costs or expenses incurred by the Fronting Bank in connection with such payment (each such amount so paid until reimbursed, an "Unpaid Drawing"). Each such payment shall be made in Dollars and in immediately available funds to the Bank at its address for notices specified herein; provided, however, that the Company authorizes the Bank to, and the Bank agrees that it will, debit the Cash Collateral Account in amounts sufficient to reimburse the Fronting Bank for any Unpaid Drawings; provided, further, that the Bank shall not be obligated to withdraw from the Cash Collateral Account any amount if the balance in the Cash Collateral Account would, if such withdrawal occurred, be less than the L/C Coverage Requirement for all outstanding Letters of Credit. Interest shall be payable to the Bank on any and all amounts remaining unpaid by the Company under this Section 2.2 from 12:00 Noon, New York City time, on the date such amounts become payable until the third Business Day thereafter at the Alternate Base Rate plus 1% and thereafter until payment in full (after as well as before judgment) at a rate per annum equal to the Alternate Base Rate plus 3%; it being understood that if the Bank debits the Cash Collateral Account in amounts sufficient to reimburse the Fronting Bank for any Unpaid Drawing pursuant to the immediately preceding sentence, no interest will be paid under this Agreement with respect to such Unpaid Drawing.

                 (b) The Company's obligations under this Section 2.2 to reimburse the Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Bank or the Company has or has had against any Fronting Bank, the Bank or any beneficiary or transferee of any Letter of Credit, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a "Drawing") to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Company shall not be obligated to reimburse the Bank for any wrongful payment made by the Fronting Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Fronting Bank.

                 SECTION 2.3  COMMITMENT FEE; LETTER OF CREDIT FEE; OTHER FEES.
(a) The Borrower shall pay to the Bank (for its own account) a commitment fee at the rate of 1/2 of 1% per annum (computed on the basis of actual days elapsed over a year of 365 days) on the average daily unused portion of the Commitment. The commitment fee shall accrue from and including the Effective Date to but excluding the date on which the Commitment shall have been terminated in its entirety pursuant to this Agreement. Such commitment fee shall be payable in arrears quarterly on the 15th day of each March, June, September and December, commencing on the first such date after the Effective Date, and upon the termination of the Commitment.

                 (b) The Company agrees to pay to the Bank (for its own account) a letter of credit fee (the "Letter of Credit Fee") with respect to each Letter of Credit issued pursuant to this Agreement, for the period from the date of issuance of such Letter of Credit until the date of termination of such Letter of Credit, computed at the rate of 1% per annum (computed on the basis of the actual number of days elapsed over a year of 365 days) on the daily average Stated Amount of all Letters of Credit. The Letter of Credit Fee with respect to all Letters of Credit shall be payable quarterly in arrears, on the 15th day of each March, June, September and December, commencing [December 15,] 1994.

                 (c) The Company shall pay to the Bank (for its own account), on the Effective Date, an amendment fee in the amount of 1/4 of 1% of the Commitment.

                 (d) The Company shall pay to the Bank, for the account of the Fronting Bank with respect to each Letter of Credit, the following fees on the following dates, each such fee to be payable in the amount or at the rate then generally being charged by the applicable Fronting Bank: (i) upon issuance of each Letter of Credit, an issuance fee and a processing fee and (ii) upon each amendment of each Letter of Credit, an amendment or reissuance fee. In addition, with respect to each Letter of Credit issued by any Fronting Bank other than the Bank, the Company shall pay to the Bank, for the account of the Fronting Bank, a fronting fee with respect to such Letter of Credit, which fronting fee shall be payable in such amounts and on such dates as shall be agreed upon by the Company and the Fronting Bank and notified to the Bank prior to the issuance of such Letter of Credit.

                 SECTION 2.4 OPTIONAL TERMINATION OR REDUCTION OF COMMITMENT. The Borrower may, upon at least one Business Day's prior written notice to the Bank, terminate at any time, or reduce from time to time by an aggregate amount of $1,000,000 or any larger integral multiple thereof, the unused portion of the Commitment; provided, however, that the Borrower shall not at any time reduce the Commitment to an amount less than the aggregate Letter of Credit Outstandings. If the Commitment is terminated in its entirety, all accrued commitment fees shall be payable on the effective date of such termination.

                 SECTION 2.5 REQUIREMENTS OF LAW. In the event that the Bank or any Fronting Bank shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Bank or such Fronting Bank, as the case may be, with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on the Bank's or such Fronting Bank's capital, as the case may be, as a consequence of its obligations hereunder to a level below that which the Bank or such Fronting Bank could have achieved but for such change or compliance (taking into consideration such the Bank's or such Fronting Bank's policies with respect to capital adequacy) by an amount deemed by the Bank or such Fronting Bank, as the case may be, to be material, then from time to time, after submission by the Bank to the Company, or such Fronting Bank to the Bank and the Company, of a written request therefor (setting forth the basis of such claim), the Company shall pay to the Bank, for its own account or the account of such Fronting Bank, as the case may be, such additional amount or amounts as will compensate the Bank or such Fronting Bank for such reduction.

                 SECTION 2.6 PAYMENTS. All payments to be made by the Company hereunder, whether on account of any Unpaid Drawing, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Bank, at the Bank's office specified in Section 7.1, in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, if such payment that would have otherwise been due and payable is an Unpaid Drawing, interest thereon shall be payable at the then applicable rate during such extension.

                 SECTION 2.7 TAXES. All payments made by the Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank or any Fronting Bank, as a result of any present or former connection (excluding a connection arising solely from the Bank or such Fronting Bank having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or the other agreements or instruments required to be executed in connection herewith) between the Bank or such Fronting Bank, as the case may be, and the jurisdiction of the government or taxing authority imposing such tax or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Bank or any Fronting Bank hereunder, the amounts so payable shall be increased to the extent necessary to yield to the Bank or such Fronting Bank, as the case may be (after payment of all Taxes), interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Taxes relating to withholding are payable by the Company in connection with any Letter of Credit issued hereunder, as promptly as possible thereafter the Company shall send to the Bank and to the applicable Fronting Bank (if other than the Bank) a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank (for its own account or the account of the applicable Fronting Bank, as the case may be) the required receipts or other required documentary evidence, the Company shall indemnify the Bank and such Fronting Bank for any incremental taxes, interest or penalties that may become payable by the Bank or such Fronting Bank, as the case may be, as a result of any such failure. If the Bank or a Fronting Bank shall become aware that it is entitled to receive a refund in respect of Taxes in respect of which it has been paid additional amounts by the Company pursuant to this Section 2.6, it shall promptly notify the Company and the Bank of the availability of such refund and shall, within 30 days after receipt of a request by the Company, apply for such refund. If the Bank or a Fronting Bank receives a refund in respect of any Taxes in respect of which it has been paid additional amounts by the Company pursuant to this Section 2.6, it shall promptly notify the Company and the Bank of such refund and shall, within 30 days after receipt of a request by the Company (or promptly upon receipt, if the Company has requested application for such refund pursuant hereto), repay such refund to the Company. The Bank and any Fronting Bank shall use reasonable efforts to file any certificate or document if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not be disadvantageous to the Bank or such Fronting Bank, as the case may be. The agreements in this Section shall survive the termination of this Agreement and the payment of all amounts payable hereunder.

                 SECTION 2.8 PRIORITY AND LIENS. (a) The Company hereby covenants, represents and warrants that pursuant to Section 364(c)(1) of the Bankruptcy Code, the Obligations shall constitute allowed administrative expense claims in the Chapter 11 Case having priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code. Notwithstanding anything to the contrary contained herein, all of the claims referred to in this Section 2.8(a) and granted in the Chapter 11 Case to the Bank shall be subject in the event of the occurrence of a Default or an Event of Default, (i) to allowed accrued and unpaid professional fees and disbursements incurred by the Company and any statutory committee appointed in the Chapter 11 Case in an amount not to exceed $7,500,000 in the aggregate to the extent allowed by the Bankruptcy Court (exclusive of compensation previously awarded, whether or not paid) and (ii) to fees pursuant to 28 U.S.C.
Section  1930 (collectively, the "Carve-Out").

                 (b) The Bank agrees that so long as no Event of Default shall have occurred, the Company shall be permitted to pay administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of the Company's business, and compensation and reimbursement of expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, and checks issued therefor shall be honored upon presentment (to the extent of available funds) and such payments shall not be applied against the Carve-Out.

                 (c) The Company hereby covenants, represents and warrants that, pursuant to Section 364(c)(2) of the Bankruptcy Code, the Obligations shall at all times be secured by a first priority senior security interest in and Lien upon all Collateral.

                 SECTION 2.9  RIGHT OF SET-OFF.  Subject to the provisions of
Article VI, upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company against any and all of the Obligations of the Company now or hereafter existing under this Agreement and the Security Agreement, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Security Agreement and although such Obligations may be unmatured. The Bank agrees promptly to notify the Company after any such set-off and application made by the Bank; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies which the Bank may have upon the occurrence and during the continuance of any Event of Default.

                 SECTION 2.10  RATING DOWNGRADE; ALTERNATIVE FRONTING BANKS.
(a) During the continuation of any Rating Downgrade Period, the Borrower may elect to designate a financial institution other than the Bank (which institution shall be reasonably acceptable to the Bank) to act as Fronting Bank with respect to any Letter of Credit requested to be issued during such Rating Downgrade Period. If the Company so elects to designate an alternative Fronting Bank with respect to any Letter of Credit, in lieu of the Letter of Credit Request otherwise required pursuant to Section 2.1, the Company shall, at least two Business Days prior to the issuance of such Letter of Credit, deliver to the Bank the following: (i) the identity of such other Fronting Bank, (ii) a copy of the letter of credit request submitted to such other Fronting Bank, (iii) evidence satisfactory to the Bank that the conditions set forth in Section 2.1(a)(ii), (iii) and (iv) have been satisfied with respect to the issuance of such Letter of Credit by such Fronting Bank and (iv) an executed agreement of such Fronting Bank indicating that such Fronting Bank has agreed to become bound by the terms of this Agreement with respect to such Letter of Credit. Delivery of such documents to the Bank shall be deemed to constitute a representation and warranty by the Company that the conditions set forth in Sections 2.1(a)(ii), (iii) and (iv) and Article III have been satisfied with respect to such Letter of Credit.

                 (b) If on the Termination Date any Letter of Credit issued by a Fronting Bank other than the Bank shall be outstanding, then, upon request by the Bank or such Fronting Bank, the Company shall use its reasonable best efforts to immediately cause all such outstanding Letters of Credit to be returned undrawn to such Fronting Bank. Such Fronting Bank shall promptly notify the Bank upon receipt of any such returned Letter of Credit.

                 (c) Immediately upon the issuance by any Fronting Bank other than the Bank of any Letter of Credit, such Fronting Bank shall be deemed to have sold and transferred to the Bank, and the Bank shall be deemed irrevocably and unconditionally to have purchased and received from such Fronting Bank, without recourse or warranty, a participation in such Letter of Credit equal to 100% of such Fronting Bank's interest in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor.

                 (d) In the event that any Drawing is made under any Letter of Credit issued by a Fronting Bank other than the Bank, upon notice by such Fronting Bank to the Bank of such Drawing and of the amount of the Unpaid Drawing with respect thereto, the Bank shall promptly and unconditionally pay to the Fronting Bank the amount of such Unpaid Drawing in Dollars and in immediately available funds. If the Fronting Bank so notifies the Bank prior to 11:00 A.M, New York City time, on any Business Day, the Bank shall make available to such Fronting Bank the amount of such payment on such Business Day. If and to the extent the Bank shall not make such amount available to the Fronting Bank on a timely basis, the Bank agrees to pay to the Fronting Bank forthwith on demand, such amount (together with interest thereon for each day from such date until the date such amount is paid to the Fronting Bank at the Federal Funds Effective Rate). The Bank shall also pay to the Fronting Bank, prior to 3:00 P.M. on the date when such amounts are due from the Company, all amounts payable by the Company to such Fronting Bank pursuant to Section 2.3(d). The Bank shall also pay to the Fronting Bank, within one Business Day of receipt thereof from the Company, all other amounts received from the Company for the account of such Fronting Bank pursuant to the terms hereof.

                 (e) Upon the request of the Bank, each Fronting Bank shall furnish to the Bank copies of any Letter of Credit to which such Fronting Bank is party and such other documentation as may reasonably be requested by the Bank.

                 (f) The obligations of the Bank to make payments to each Fronting Bank with respect to Letters of Credit issued by such Fronting Bank shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                       (i) any lack of validity or enforceability of this Agreement;

                      (ii) the existence of any claim, set-off, defense or other right which the Company may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Fronting Bank or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Company and the beneficiary named in any such Letter of Credit);

                     (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                      (iv) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or the Final Order; or

                       (v)   the occurrence of any Default or Event of Default.

                 (g) Each Fronting Bank hereby irrevocably designates and appoints the Bank as its agent to receive payments on its behalf pursuant to
Section 2.2 or 2.3 and to take action with respect to the Collateral and any other collateral security existing from time to time securing payment of the Obligations, and to exercise such powers and perform such duties as are reasonably incidental thereto. The Bank reserves the right, in its sole discretion in each instance, to exercise or refrain from exercising any rights or remedies which the Bank may have under the Security Agreement, including, without limitation, the right to foreclose and sell and otherwise deal with, or refrain from foreclosing and selling or otherwise dealing with any Collateral or any other collateral security existing from time to time securing payment of the Obligations or to enforce, or refrain from enforcing, the Security Agreement, and no Fronting Bank shall be entitled to exercise any rights thereunder. The Security Agreement and all Collateral shall be held by the Bank in its name, but to the extent of any Fronting Bank's interest in the Letters of Credit in accordance with this Agreement, the Bank agrees that the Collateral and the Security

Agreement shall be held by the Bank as agent for such Fronting Bank.

                 (h) The Bank shall not have any duties or responsibilities to any Fronting Bank, except those expressly set forth in this Section 2.10, or any fiduciary relationship with any Fronting Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the Security Agreement. Neither the Bank nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement, the Security Agreement or any document delivered pursuant hereto or thereto, except that it or such person shall be liable for its or such person's own gross negligence or willful misconduct.

                 (i) Each Fronting Bank severally agrees to indemnify the Bank against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Bank relating to the gross negligence or willful misconduct, or alleged gross negligence or willful misconduct, of such Fronting Bank.

ARTICLE III.  CONDITIONS PRECEDENT

                 SECTION 3.1 CONDITIONS PRECEDENT TO EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective on the date (the "Effective Date") on which all of the following conditions are satisfied, whether or not the Company requests the issuance of a Letter of Credit on such date:

                 (a) receipt by the Bank of an opinion of Daniel L. Bell, Jr., Chief Legal Officer of the Company, in form and substance satisfactory to the Bank (which opinion may be given in reliance on opinions delivered by local counsel or special counsel or the provisions of the Final Order);

                 (b) receipt by the Bank of evidence satisfactory to it that all conditions precedent to the issuance of a Letter of Credit have been met, including, without limitation, a certificate signed by the chairman or president or any vice president and by the chief financial officer or treasurer or controller of the Company, to the effect set forth in clauses (c), (d), (e), (f) and (h) of Section 3.2;

                 (c) receipt by the Bank of (i) a certified copy of the Final Order which shall have been entered by the Bankruptcy Court on such notice and with such terms as may be satisfactory to the Bank and the Company and which shall not have been reversed, modified, amended, vacated or stayed and (ii) evidence, satisfactory to the Bank, that the Company has filed with the Securities and Exchange Commission ("SEC") a declaration, in form and substance satisfactory to the Bank, pursuant to Section 7(b) of PUHCA, and that the SEC has issued an order, in form and substance satisfactory to the Bank (the "SEC Order") in response to such declaration approving this transaction;

                 (d) the Bank shall be satisfied that, in its judgment, there is no (i) injunction, stay, decree or order issued by any court or arbitrator or any governmental body, agency or official or (ii) action, suit or proceeding pending or threatened against or affecting the Company before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision, in either case, which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement, the Security Agreement, the Final Order or the SEC Order;

                 (e) receipt by the Bank of an amount equal to the L/C Coverage Requirement for all Letters of Credit issued by the Bank under the Original Agreement and outstanding on such date deposited in the Cash Collateral Account in accordance with the Security Agreement;

                 (f) receipt by the Bank of all documents it may reasonably request, including, but not limited to, Certificates of Incorporation and good standing certificates and board resolutions, relating to the existence of the Company and its Subsidiaries (other than TCO), the corporate authority for and validity hereof, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Bank;

                 (g) all actions necessary or advisable in order to establish, protect and perfect the interest of the Bank in the Collateral pursuant to the Security Agreement which the Bank has requested the Company to make or take as a condition to the initial extension of credit hereunder shall have been made or taken (it being understood that the failure to request a particular action shall be without prejudice to the rights of the Bank set forth in Section 5.8);

                 (h) receipt by the Bank of all fees owed hereunder or under the Original Agreement including, without limitation, all fees payable pursuant to Section 2.3;

                 (i) receipt by the Bank from each bank (other than the Bank) party to the Original Agreement of a letter, in form and substance satisfactory to the Bank, evidencing that such bank (A) consents to the termination of its commitment under the Original Agreement, (B) acknowledges receipt of payment in full of all principal of and interest on all loans outstanding under the Original Agreement, all interest, fees and other amounts payable to it in respect of all letters of credit issued thereunder and all other amounts payable to such bank under the Original Agreement (including all fees and other amounts payable as a result of the termination of its Commitment under the Original Agreement) and (C) in the case of any fronting bank (other than the
         Bank) under the Original Agreement, lists the letters of credit, if any, issued by such fronting bank and remaining outstanding, which letters the Company shall cause to be returned to such fronting bank for cancellation on or promptly after the Effective Date; and

                 (j) each of this Agreement and the Security Agreement shall have been duly executed and delivered to the Bank by each party thereto and shall be in form and substance satisfactory to the Bank.

                 SECTION 3.2 CONDITIONS PRECEDENT TO EACH LETTER OF CREDIT. Each issuance of a Letter of Credit by the Bank shall be subject to the satisfaction of the following conditions precedent:

                 (a) receipt by the Bank of a Letter of Credit Request as required by Section 2.1;

                 (b) receipt by the Bank of an amount equal to the L/C Coverage Requirement for such Letter of Credit deposited in the Cash Collateral Account in accordance with the Security Agreement;

                 (c) immediately after such issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

                 (d) the representations and warranties of the Company contained in this Agreement and the Security Agreement, or otherwise made in writing in connection herewith and therewith, shall be true and correct in all material respects on and as of the date of such issuance of such Letter of Credit with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

                 (e) each of the Final Order and the SEC Order shall be in full force and effect and shall not have been modified or amended in any respect (other than to correct non-substantive errors) without the written consent of the Bank, unless such amendment or modification is as a result of an amendment, waiver or modification of this Agreement or the Security Agreement approved by the Bank, and neither the Final Order or the SEC Order shall be subject to appeal or shall have been reversed or vacated;

                 (f) immediately after giving effect to such issuance of such Letter of Credit, the Letter of Credit Outstandings shall not exceed the Commitment;

                 (g) all corporate and judicial proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank, and the Bank shall have received all information and copies of all documents and papers, including records of corporate and judicial proceedings, which the Bank may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, governmental or judicial authorities; and

                 (h) all fees payable pursuant hereto on or before the date of such issuance of such Letter of Credit shall have been paid in full.

Each Letter of Credit Request hereunder shall be deemed to be a representation and warranty by the Company on the date of such Letter of Credit Request as to the facts specified in clauses (c), (d), (e), (f) and (h) of this Section 3.2.


ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

                 In order to induce the Bank to enter into this Agreement and to issue Letters of Credit hereunder, the Company represents and warrants to the Bank as follows:

                 SECTION 4.1 ORGANIZATION AND AUTHORITY. Each of the Company and each of its Subsidiaries (other than TCO) (a) is a corporation duly organized and validly existing under the laws of the state of its incorporation and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect, (b) has the requisite corporate power and authority to effect the transactions contemplated hereby and by the Security Agreement and (c) has all requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties as contemplated hereunder and under the Security Agreement, and to conduct its business as now or currently proposed to be conducted.

                 SECTION 4.2 DUE EXECUTION. The execution, delivery and performance by the Company of each of this Agreement and the Security Agreement are within the corporate powers of the Company, have been duly authorized by all necessary corporate action, including the consent of shareholders where required, and do not (a) contravene the charter or by-laws of the Company, (b) violate any law (including, without limitation, the Securities Exchange Act of 1934 or PUHCA) or regulation (including, without limitation, Regulations G, T, U or X of the Board), or any order or decree of any court or governmental instrumentality, (c) conflict with or result in a breach of or constitute a default under, any material indenture, mortgage or deed of trust entered into after the Filing Date or any material lease, agreement or other instrument entered into after the Filing Date binding on the Company, any of its

Subsidiaries or any of their respective properties, (d) result in or require the creation or imposition of any Lien other than the Liens granted pursuant to this Agreement and the Security Agreement or (e) require the consent, authorization by or approval of or notice to or filing or registration with any governmental body, agency, authority, or regulatory body other than the entry of the Final Order and the SEC Order. This Agreement has been duly executed and delivered by the Company. This Agreement is, and the Security Agreement, when executed and delivered will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                 SECTION 4.3 EFFECTIVENESS OF ORDER. The Final Order is in full force and effect.

                 SECTION 4.4 INFORMATION. (a) The consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, reported on by Arthur Andersen & Co. and set forth in the Company's 1993 Form 10-K, a copy of which has been delivered to the Bank, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its consolidated Subsidiaries and the financial position of the Company as of such date and their respective results of operations and cash flows for such fiscal year.

                 (b) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 1994 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the six months then ended, set forth in the Company's quarterly report for the fiscal quarter ended June 30, 1994, copies of which have been delivered to the Bank, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in paragraph (a) of this Section, the consolidated financial position of the Company and its consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments).

                 (c) Other than as disclosed to the Bank in writing prior to the date hereof, since December 31, 1993 there has been no material adverse change in the business, financial position, results of operations or prospects of the Company and its Subsidiaries (other than TCO) taken as a whole.

                 (d) Neither this Agreement, the Security Agreement, the Original Agreement nor any agreement, document, certificate or statement furnished to the Bank by or on behalf of the Company in connection with the transactions contemplated hereby or thereby or filed in the Bankruptcy Court by or on behalf of the Company in connection with the Chapter 11 Case, at the time it was furnished or filed, contained any untrue statement of a material fact or omitted to state any fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; the projections contained therein were prepared in good faith and represented at the time they were furnished, the Company's best estimate of the information purported to be shown therein, and the Company is not aware of any information that would lead it to believe that such projections or other information are misleading in any material respect.

                 SECTION 4.5 LITIGATION. Other the Chapter 11 Case or as otherwise disclosed to the Bank in writing prior to the date hereof, there is no (a) injunction, stay, decree or order issued by any court or arbitrator or any governmental body, agency or official or (b) action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries (other than TCO) before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect.

                 SECTION 4.6 SECURITY INTEREST. The Final Order and the Security Agreement will create and grant to the Bank a valid, first priority perfected and enforceable security interest in and lien upon the Collateral, securing the Obligations, superior in right to any other Liens, existing or future, which the Company or any creditors thereof or any other Person, may have against such Collateral or interests therein, other than Permitted Liens.

                 SECTION 4.7 NOT AN INVESTMENT COMPANY. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 SECTION 4.8 NO CONFLICTING REQUIREMENTS. Neither the Company nor any Subsidiary is in violation or in default under any term or provision of any charter, by-law, statute, rule, regulation, judgment, decree, order, writ or injunction applicable to it, such that such violations or defaults in the aggregate could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (other than TCO) is a party to any agreement or instrument or subject to any legislative or charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation materially and adversely affecting the business, operations, properties or assets or the financial condition of the Company or its Subsidiaries (other than TCO), taken as a whole.

                 SECTION 4.9 NO DEFENSES. The Company is truly and justly indebted to the Bank for the Obligations, and does not currently have, and agrees that it will not at any time hereafter assert, any defense, offset or counterclaim with respect to the reimbursement of amounts drawn under Letters of Credit, except as such defense offset or counterclaim relates to the gross negligence or willful misconduct of the Bank.

ARTICLE V.  COVENANTS

                 The Company agrees that during the period commencing on the Effective Date and ending on the later of the Termination Date and the date on which all amounts owing in respect of all Letters of Credit or otherwise arising hereunder or under the Security Agreement are paid:

                 SECTION 5.1  INFORMATION.  The Company will deliver to the
Bank:

                 (a) as soon as available, and in any event within 90 days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, changes in consolidated shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Arthur Andersen & Co or other independent public accountants of recognized standing;

                 (b) as soon as available, and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of earnings, changes in consolidated shareholders' equity and consolidated cash flows for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year;

                 (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company stating (i) that the Company is responsible for the preparation and fair presentation of each balance sheet and the related statements of earnings, changes in shareholders' equity and cash flows of the Company in conformance with generally accepted accounting principles, (ii) that such officer has no reason to believe that such balance sheets and statements have not been prepared in conformance with generally accepted accounting principles and (iii) whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

                 (d) as soon as available, copies of all final annual budgets and business plans, forecasts and other similar materials prepared by or for the Company and its consolidated Subsidiaries (other than TCO);

                 (e) within five Business Days of any Responsible Officer of the Company obtaining knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of a Responsible Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto; and

                 (f) from time to time such additional information regarding the financial position or business of the Company or any Subsidiary as the Bank may reasonably request.

                 SECTION 5.2 MAINTENANCE OF PROPERTY; INSURANCE. The Company will keep, and will cause each Subsidiary (other than TCO) to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain, and will cause each such Subsidiary to maintain (either in the name of the Company or in such Subsidiary's own name), either with financially sound and reputable insurance companies or pursuant to a plan of self-insurance established in accordance with sound and appropriate practices, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Bank, upon written request, full information as to the insurance carried.

                 SECTION 5.3 COMPLIANCE WITH LAWS. (a) The Company will comply, and cause each Subsidiary (other than TCO) to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, ERISA and the rules and regulations thereunder), except where (i) the failure to so comply would not have a Material Adverse Effect or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

                 (b) The Company will comply with all court orders in the Chapter 11 Case.

                 SECTION 5.4 INSPECTION OF PROPERTY; BOOKS AND RECORDS. The Company will keep, and will cause each Subsidiary (other than TCO) to keep, proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities; and will permit, and cause each Subsidiary (other than TCO) to permit, representatives of the Bank to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, appropriate employees, independent public accountants, consultants and financial advisors all at such reasonable times, upon reasonable notice and as often as may reasonably be desired.

                 SECTION 5.5 CHAPTER 11 CASE. The Company will furnish monthly to the Bank's counsel an index of all pleadings, motions, applications, judicial information, financial information and other documents filed (and not under seal) with the Bankruptcy Court by the Company or any other Person or (except for such materials as the Company and the official committee receiving the same shall determine in good faith are inappropriate for review by the
Bank) distributed by the Company to any official committee appointed in the Chapter 11 Case. The Company will provide to the Bank's counsel copies of any documents described in such index promptly upon request by the Bank or the Bank's counsel.

                 SECTION 5.6 CORPORATE EXISTENCE; NO CHANGE IN BUSINESS. The Company shall continue to, and shall cause each of its Subsidiaries (other than TCO) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises and comply in all material respects with all laws and regulations applicable to it. Neither the Company nor any Subsidiary (other than TCO) will engage in any business which is not directly related to its business as conducted on the date hereof.

                 SECTION 5.7 FURTHER ASSURANCES; SECURITY INTERESTS. (a) Upon the request of the Bank, the Company shall duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Company, such further instruments as may be necessary or proper, in the reasonable judgment of the Bank, to provide the Bank a perfected Lien in the Collateral and to carry out the provisions and purposes of this Agreement and the Security Agreement.

                 (b) Upon the reasonable request of the Bank, the Company shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all mortgages and other documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable foreign, federal, state or local jurisdiction, which are desirable, from time to time, in order to grant and maintain in favor of the Bank the security interest in the Collateral contemplated hereby and by the Security Agreement, subject to no other Liens except as may be expressly permitted hereunder and under the Security Agreement.

                 (c) The Company shall promptly undertake to deliver or cause to be delivered to the Bank from time to time such other documentation, consents, authorizations, approvals and orders in form and substance satisfactory to the Bank, as the Bank shall deem reasonably advisable to perfect or maintain the Lien of the Bank in the Collateral.

                 SECTION 5.8 CHAPTER 11 CLAIMS AND LIENS. The Company will not incur, create, assume, suffer or permit to exist or permit any Subsidiary to incur, create, assume, suffer or permit to exist any claim against the Company or any Subsidiary in the Chapter 11 Case which would be pari passu with or senior to the claims of the Bank against the Company nor any Lien which would be pari passu with or senior to the Liens of the Bank, nor will the Company apply to the Bankruptcy Court for authority to do so.

ARTICLE VI.  EVENTS OF DEFAULTS

                 If one or more of the following events (each, an "Event of Default") shall have occurred and be continuing:

                 (a) the Company shall fail to pay when due (i) any amount specified in Section 2.2 or (ii) any other amount required to be paid by the Company hereunder and any such failure shall remain unremedied for three Business Days; or

                 (b) the Company shall fail to observe or perform its covenants contained in Section 5.1(e) or Section 5.8; or

                 (c) the Company or any Subsidiary shall fail to observe or perform any covenant or agreement contained in this Agreement or in the Security Agreement (other than those covered by clauses (a) or (b) above) for 20 days after the Company has knowledge of such failure; or

                 (d) any representation, warranty, certification or statement made by the Company or any Subsidiary in this Agreement or the Security Agreement or in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made (or deemed made); or

                 (e) this Agreement or the Security Agreement shall cease to be in full force and effect and valid, or any security interest or Lien purported to be created hereby thereby shall cease to be valid and perfected or the Company or any Subsidiary shall so have asserted; or

                 (f) the Final Order shall be vacated or reversed or shall be modified, supplemented or amended in any respect (except as provided in Section 3.2(e)) or the Company shall apply to the Bankruptcy Court for authority to do so; or

                 (g) the Bankruptcy Court shall enter an order (i) dismissing the Chapter 11 Case, (ii) converting the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, (iii) appointing a trustee in the Chapter 11 Case or (iv) appointing an examiner with enlarged powers (powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under
         Section 1106(b) of the Bankruptcy Code; provided, however, that appointment of an examiner with enlarged powers based upon a finding of fraud or dishonesty by the Company's management, incompetence of the Company's management or mismanagement or irregularities in the management of the Company's affairs shall not be an Event of Default; or an application shall be filed for the approval of, or there shall exist any Lien on the Collateral (other than those of the Bank hereunder or under the Security Agreement or as otherwise expressly permitted hereby) in the Chapter 11 Case having a priority (whether under Section 364 of the Bankruptcy Code or otherwise) superior to or pari passu with that of the Bank; or an application shall be filed for the approval of, or there shall arise, any claim in the Chapter 11 Case having a priority (whether under Section 364 of the Bankruptcy Code or otherwise) pari passu with or superior to that of the Bank; or the Company shall pay, or apply to the Bankruptcy Court for authority to pay, any Pre-Petition claim except as expressly contemplated by this Agreement or otherwise approved in writing by the Bank; or the Bankruptcy Court shall enter an order approving a disclosure statement in connection with a plan of reorganization proposed by the Company, any Subsidiary or any third party, which plan does not provide for payment in full in cash of the Obligations on the Termination Date; or

                 (h) any judgments or orders as to a Post-Petition liability or debt for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Company and either (i) enforcement proceedings shall have been commenced and be continuing by any creditor upon such judgment or order or (ii) there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                 (i) any non-monetary judgment or order with respect to a Post-Petition event shall be rendered against the Company which does or could reasonably be expected to (i) have a Material Adverse Effect or (ii) cause a material decrease in the value of the Collateral, and in each case there shall be any period of 10 consecutive days during which a stay of enforcement of such judgement or order by reason of a pending appeal or otherwise, shall not be in effect; or

                 (j) the Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to a party to any Pre-Petition action, suit or proceeding against the Company, which action, suit or proceeding (x) could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its consolidated Subsidiaries or (y) draws into question the validity of this Agreement or the Security Agreement or could materially adversely affect the ability of the Company to perform any of its obligations hereunder or thereunder;

then, and in every such event and at any time thereafter during the continuance of such event, without further order of or application to the Bankruptcy Court, the Bank may take any or all of the following actions, at the same or different times: (i) by notice to the Borrower, terminate the Commitment and it shall thereupon terminate, (ii) set-off amounts in the Company's accounts deposited with the Bank or otherwise take steps to foreclose upon Collateral (as set forth in the Security Agreement) and/or (iii) upon seven (7) days' prior notice to the Company and the official committees in the Chapter 11 Case and the Bankruptcy Court, exercise such remedies as are provided for elsewhere in this Agreement or as may otherwise be available to it under applicable law or in equity. Upon the occurrence of any Event of Default described in this Article VI which shall be continuing, the Bank may, in its sole discretion, but shall not be obligated to, by notice of default to the Company, declare all amounts owing or contingently owing hereunder to be forthwith due and payable, and the same shall thereupon become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived by the Company.


ARTICLE VII.  MISCELLANEOUS

                 SECTION 7.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire or telecopy or similar writing) and shall be given to such party: (a) in the case of the Company or the Bank, at its address or telecopy number set forth on the signature pages hereof or (b) in the case of the official committees in the Chapter 11 Case or any party, at such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Bank and the Company. Each such notice, request or other communication shall be effective
(i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and such telecopy is electronically or telephonically confirmed, (ii) if given by mail, 96 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Bank under
Article II shall not be effective until received.

                 SECTION 7.2 NO WAIVERS. No failure or delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                 SECTION 7.3      EXPENSES; DOCUMENTARY TAXES; INDEMNIFICATION.
(a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Bank, including reasonable fees and disbursements of counsel for the Bank in connection with the negotiation, preparation and administration of this Agreement and the Security Agreement (including, without limitation, the recording or filing of any security document and the reasonable out-of-pocket fees and expenses and allocable internal costs incurred by the Bank in connection with its audit or review of the Collateral) and any other document contemplated hereby or thereby, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Company shall indemnify the Bank against any transfer taxes, filing charges or taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution or delivery of this Agreement, the Security Agreement or any related documents or the recording or filing of any security document.

                 (b) The Company agrees to indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for the Bank) in connection with any claim asserted against the Bank or investigative, administrative or judicial proceeding, whether or not the Bank shall be designated a party thereto, which may be incurred by the Bank relating to or arising out of this Agreement or the transactions contemplated hereby or in connection with any press release issued by the Company, or any document filed by the Company with the Securities and Exchange Commission; provided that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

                 SECTION 7.4 AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Bank and, if the rights and duties of any Fronting Bank are adversely affected thereby in any material respect, by such Fronting Bank.

                 SECTION 7.5 NEW YORK LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

                 SECTION 7.6 COUNTERPARTS. This Agreement may be signed in any number of counterparts (including telecopy counterparts), each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

                 SECTION 7.7 WAIVER OF TRIAL BY JURY. THE PARTIES TO THIS AGREEMENT WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

                 SECTION 7.8 EFFECTIVENESS. This Agreement shall become effective on the Effective Date, on which date the Original Agreement shall be amended and restated in its entirety as set forth herein. Effective on the Effective Date, the Letter of Credit Fees with respect to Letters of Credit issued by the Bank under the Original Agreement shall be payable at the rate provided in this Agreement.

                 SECTION 7.9 CONFIDENTIALITY. The Bank agrees to keep confidential (and to cause its officers, directors, employees, agents and representatives to keep confidential) all materials, documents and information which the Company may furnish to it pursuant hereto or in connection with the transaction contemplated hereby (collectively, the "Information"), except that the Bank shall be permitted to disclose Information (a) to its officers, directors, employees, agents, counsel, advisors and representatives, (b) to the extent (i) required by any subpoena or similar legal process or compelled by any court acting in law or in equity or (ii) required by applicable laws or regulations or requested by any bank regulatory authority, (c) to the extent such Information (i) becomes publicly available other than as a result of the Bank's breach of this Agreement, (ii) becomes available to it on a non-confidential basis from a source other than the Company or (iii) was available to it on a non-confidential basis prior to disclosure to it by the Company, (d) to the extent the Company shall have consented to such disclosure in writing; provided that (x) any Information constituting trade secrets is protected by an appropriate confidentiality stipulation or order, in any legal proceeding and (y) the Bank will use its best efforts to give the Company prior notice in the case of any disclosure of Information made in accordance with subparagraph (b)(i) of this Section 7.9.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Secured Revolving Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                           THE COLUMBIA GAS SYSTEM, INC.


                                           By: /s/ L. J. Bainter
                                               ----------------------
                                               Title: Treasurer

                                           Address for Notices:

                                           20 Montchanin Road
                                           Wilmington, Delaware 19807
                                           Attention:  L.J. Bainter

                                           Telephone:  (302) 429-5597
                                           Telecopy:  (302) 429-5461


                                           CHEMICAL


                                           By: /s/ Thomas L. James
                                               ------------------------
                                               Title: Managing Director

                                           Address for Notices:

                                           270 Park Avenue
                                           New York, New York 10017
                                           Attention:  Thomas James

                                           Telephone:  (212) 270-1348
                                           Telecopy:  (212) 949-1459